Exhibit 10.7

MONOLITHIC POWER SYSTEMS, INC.

CEO EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Michael Hsing (the “President and Chief Executive Officer”, (“CEO”)) and Monolithic Power Systems, Inc. (the “Company”), is entered into as of March 10, 2008 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ the CEO and the CEO desires to continue employment with the Company on the terms and conditions set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement:

(a) “Cause” means (i) the CEO’s failure to perform the duties or responsibilities of the CEO’s employment, in any material respect, as reasonably required or directed by the Board of Directors of the Company (the “Board”), which failure is not cured within 30 days following written notice to the CEO of the poor performance describing in reasonable detail the poor performance; (ii) the CEO personally engaging in illegal conduct that is detrimental to the Company; (iii) the CEO being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude; or (iv) the CEO committing a material act of dishonesty, fraud or misappropriation of property.

(b) “Good Reason” means, without the CEO’s written consent, (i) a reduction by the Company in the CEO’s Base Salary (as defined in Section 3(a)) as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material, adverse change in the CEO’s authority, responsibilities or duties, as measured against the CEO’s authority, responsibilities or duties immediately prior to such change; or (iv) the relocation of the CEO’s place of work to a facility or a location more than 50 miles from the CEO’s then-present work location, but only if such relocation results in an increased one-way commute of at least 50 miles based on the CEO’s primary residence at the time such relocation is announced.

(c) “Disability” means the CEO’s inability to substantially perform the CEO’s duties as required by the CEO’s employment with or services to the Company as the result of the CEO’s incapacity due to physical or mental illness.

(d) “Change in Control” means the occurrence of (a) a change in the ownership of the Company, (b) a change in the effective control of the Company, or (c) a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined in Treasury Regulation Section 409A-3(i)(5), but only to the extent that such change also constitutes one or more of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a 12-month period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination; or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2. Employment and Duties. The CEO shall remain President and Chief Executive Officer of the Company as of the Effective Date. The CEO shall report to the Board, and shall assume and discharge such responsibilities as are mutually agreed upon by the Board, and consistent with such office and position. The CEO shall perform faithfully the duties assigned to the CEO to the best of his or her ability.

3. Compensation.

(a) In consideration of the CEO’s services, the CEO shall be paid a base salary at the rate of $400,000 per year during the period of employment, as increased, if at all, pursuant to the following sentence (the “Base Salary”), to be paid in installments in accordance with the Company’s standard payroll practices. This Base Salary shall be reviewed for increases at least annually by the Compensation Committee on the same basis and at the same time as the Compensation Committee shall review the compensation of other executive officers of the Company including any review for the next fiscal year which has not yet occurred, but such increases are not guaranteed.

(b) Subject to approval by the Compensation Committee, the CEO shall, from time to time, receive equity awards under the Company’s 2004 Stock Option Plan and such related grant agreements.

(c) The CEO shall participate in the Company bonus plan. The CEO’s annual target bonus will be payable on (i) achievement of personal and company specific performance objectives and (ii) the date established in writing by the Board, CEO or the Compensation Committee of the Board, subject to the CEO’s continued Company employment through such payment date, except as otherwise specifically provided in this Agreement.

4. At-Will Employment. The Company and the CEO acknowledge that the CEO’s employment is and shall continue at all times to be at-will, as defined under applicable law, meaning that either the CEO or the Company may terminate the CEO’s employment at any time and for any reason without any liability therefore, except as expressly provided in this

Agreement. If the CEO’s employment terminates for any reason, the CEO shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

5. Benefits. The CEO, together with the CEO’s spouse and dependent children, if any, shall be permitted, to the extent eligible, to participate at the Company’s expense in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program to the extent that the Company determines that participation on such terms and conditions would not result in unintended tax consequences. The CEO shall also be entitled to twenty (20) days of paid time off (PTO) annually or as otherwise agreed.

6. Termination for Cause and Voluntary Termination without Good Reason. In the event that the CEO resigns from the Company without Good Reason, or the Company terminates the CEO’s employment for Cause, the CEO shall not receive any compensation or benefits under this Agreement on account of, or after, such termination, except as required by applicable law. The CEO’s rights under any applicable Company benefit plans upon such termination shall be determined under the official terms of the respective benefit plans.

7. Termination without Cause and Voluntary Termination with Good Reason. Subject to Section 10 below, if (i) the Company terminates the CEO’s employment without Cause or the CEO resigns from the Company for Good Reason, and (ii) such termination constitutes a “Separation from Service” within the meaning of Internal Revenue Code Section 409A, then the CEO shall receive severance payments and partially-accelerated vesting of certain equity grants (together the “Severance Benefits”) pursuant to sub-sections 7(a) and (b) below. For purposes of this Agreement, “Separation from Service” shall mean the CEO’s cessation of employee status and shall be deemed to occur at such time as the level of the bona fide services the CEO is to perform in employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent of the average level of services the CEO rendered in employee status during the immediately preceding 36 months (or such shorter period for which the CEO may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). For purposes of determining whether the CEO has incurred a Separation from Service, the CEO will be deemed to continue in “employee” status for so long as the CEO remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder.

(a) Severance Payments. After the date of such termination, the Company shall, for a period of twelve (12) months following the date of such termination, (i) continue to pay the CEO at a rate based on the CEO’s then-current Base Salary and target annual bonus, in installments in accordance with the Company’s standard payroll practices (as in effect immediately prior to such termination), and (ii) pay the CEO and the CEO’s dependents’ COBRA premiums under all Company-sponsored group health plans (other than the Company’s Flexible Spending Account) that such individuals are enrolled in at the time of such termination (to the extent that the Company determines that doing so would not result in unintended tax consequences). In the event such termination occurs within one year following a Change of Control, then such payments and benefits shall continue for a period of one year after the date of such termination. Notwithstanding the foregoing, however, (A) payments and benefits under clauses (i) and (ii) shall terminate immediately upon the date the CEO commences to provide services to another entity for compensation, whether present or deferred, and the CEO shall provide the Company with written notice of the CEO’s acceptance of such a service provider position within three days thereof and (B) benefits under subsection (ii) shall cease on the date that the CEO (or the CEO’s dependents, as applicable) ceases to be eligible for COBRA continuation coverage under the normal COBRA rules.

(b) Vesting Acceleration. Effective on such termination, the CEO shall receive accelerated vesting equivalent to twelve (12) months of service beyond the date of CEO’s termination with respect to the shares subject to any grant of restricted stock or stock options (each, an “Equity Grant”) granted to the CEO, regardless of whether granted prior to, coincident with, or after, the Effective Date; provided, however, that in the event such termination occurs within one year following a Change of Control, then one hundred percent of the remaining shares subject to each such Equity Grant shall become vested in full and the period during which the CEO is permitted to exercise (if applicable) any such Equity Grant shall be extended for the full term of such Equity Grant (as of the date of grant).

(c) Six-Month Delay. Notwithstanding anything in this Agreement to the contrary, if the CEO is a “Specified Employee,” for purposes of Section 409A of the Code, on the date on which the CEO incurs a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or commence to be paid on any date prior to the first business day after the date that is six (6) months following the CEO’s “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of the CEO’s death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, the CEO shall be paid a lump sum payment in cash equal to any cash payments delayed because of the preceding sentence. Thereafter, the CEO shall receive any remaining benefits as if there had not been an earlier delay.

8. Death. In the event of the CEO’s death, except as required by applicable law, the Company shall have no obligation to pay or provide any compensation or benefits under this Agreement. The CEO’s rights under the Company’s benefit plans in the event of the CEO’s death shall be determined under the official provisions of such benefit plans.

9. Disability. In the event of the CEO’s Disability, except as required by law, the Company may terminate the CEO’s employment and no compensation or benefits will be paid or provided to the CEO under this Agreement. The CEO’s rights under the Company’s benefit plans shall be determined under the official provisions of such benefit plans.

10. Other Activities. The CEO shall devote substantially all of the CEO’s working time and efforts to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to the CEO pursuant to this Agreement, except for vacations, holidays and sickness. However, to the extent that doing so does not materially interfere with the CEO’s obligations to the Company, the CEO may devote a reasonable amount of the CEO’s time to civic, community, or charitable activities and, with the prior written approval of the Company, serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph, but only to the extent that such businesses or activities are not competitive with the Company’s actual or planned business activities.

11. Proprietary Information. During the period of employment and thereafter, the CEO shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of the CEO’s employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company or any of its affiliates or subsidiaries. The CEO agrees to execute the Company’s form of Proprietary Information Agreement, which is attached hereto as Exhibit A and incorporated herein by reference. The provisions of this Section 11 shall survive the termination of this Agreement and the CEO’s employment with the Company.

12. Covenant Not to Solicit. Beginning with the date of the CEO’s termination and until one year thereafter, the CEO agrees that CEO will not:

(i) solicit any employee of the Company or any of its affiliates or subsidiaries for employment, or

(ii) interfere in any manner prohibited by applicable law with the contractual or employment relationship between the Company or any of its affiliates or subsidiaries and any employee of the Company or any of its affiliates or subsidiaries.

The provisions of this Section 12 shall survive the termination of this Agreement and the CEO’s employment with the Company.

13. Tax Provisions. In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the CEO, would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the CEO’s benefits hereunder shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the CEO on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the CEO otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the

“Accountants”) whose determination shall be conclusive and binding upon the CEO and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the CEO shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The provisions of this Section 14 shall survive the termination of this Agreement and the CEO’s employment with the Company.

14. Arbitration. Except as set forth in this Section 14, the Company and the CEO agree to resolve any disputes by binding arbitration. The Company and the CEO understand that this agreement to arbitrate covers all disputes that the CEO may have against the Company or its related entities or employees, including those that relate to the CEO’s employment or termination of employment (for example claims of unlawful discrimination or harassment). The arbitration will be conducted by an impartial arbitrator experienced in employment law (selected from the JAMS panel of arbitrators) in accordance with JAMS’ then-current employment arbitration rules (except as otherwise provided in this agreement). The Company and the CEO waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that they are giving up their right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. The COMPANY will pay any filing fee and the fees and costs of the arbitrator, unless the CEO initiates the claim, in which case the CEO only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the California. Each of the Company and the CEO shall be responsible for their own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either the Company or the CEO from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Santa Clara County, California, unless the parties agree otherwise.

15. Former Employers. The CEO is not subject to any employment, confidentiality, or other agreement or restriction that would prevent the CEO from fully satisfying the CEO’s duties under this Agreement or that would be violated if the CEO did so. Without the Company’s prior written approval, the CEO promises that the CEO will not:

(a) disclose proprietary information belonging to a former employer or other entity without its written permission;

(b) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company or its affiliates; or

(c) distribute announcements about or otherwise publicize my employment with the Company or its affiliates.

The CEO will indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because the CEO is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges the CEO’s entering into this Agreement or rendering services pursuant to it.

16. Department of Homeland Security Verification Requirement. The CEO agrees to timely file all documents required by the Department of Homeland Security to verify the CEO’s identity and the CEO’s lawful employment in the United States. Notwithstanding any other provision of this Agreement, if the CEO fails to meet any such requirements promptly after receiving a written request from the Company to do so, the CEO agrees that the CEO’s employment shall terminate immediately and that the CEO shall not be entitled to any compensation or benefits from the Company of any type.

17. Governing Law. To the extent not governed by U.S. federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

18. Entire Agreement. This Agreement and all existing Equity Grants represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral including, but not limited to, that certain Employment Agreement between the Company and the CEO, dated August 23, 2002, which is hereby terminated and superseded in its entirety. No modification or amendment to this Agreement will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in the CEO’s duties, salary or compensation will not affect the validity or scope of this Agreement. The CEO understands and agrees that the Company may, in its sole discretion, amend or terminate any Company-sponsored employee benefit plans.

19. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the CEO, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

20. Waiver etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

21. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

22. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

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The parties have executed this Agreement as of the date first above written.

MONOLITHIC POWER SYSTEMS, INC.

By:	/s/ Herbert Chang
Name:	Herbert Chang
Title:	Chairman, MPS Compensation Committee

“CEO”

By:	/s/ Michael Hsing
Name:	Michael Hsing